As filed with the Securities and Exchange Commission on March 23, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CYTODYN INC.

(Exact name of registrant as specified in its charter)

Delaware	75-3056237
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

1111 Main Street, Suite 660

Vancouver, Washington 98660

(360) 980-8524

(Address of principal executive offices; zip code)

CYTODYN INC. 2012 EQUITY INCENTIVE PLAN

(Full title of the plan)

Michael D. Mulholland

Chief Financial Officer

CytoDyn Inc.

1111 Main Street, Suite 660

Vancouver, Washington 98660

(360) 980-8524

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Michael J. Lerner, Esq.

Steven M. Skolnick, Esq.

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Tel: (212) 262-6700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, $0.001 par value per share	10,000,000	$0.68	$6,800,000	$847

(1)	This represents shares of common stock, par value $0.001 per share (“Common Stock”) which may be issued under the CytoDyn Inc. 2012 Equity Incentive Plan, as amended (the “2012 Plan”).
(2)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminable number of additional shares of Common Stock as may be required pursuant to the 2012 Plan in the event of stock splits, stock dividends, antidilution provisions, and similar transactions.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h)(1) under the Securities Act of 1933, as amended, based on the average of the high and low sales price on the OTCQB of the OTC Markets on March 19, 2018, which is within five business days prior to the date of this registration statement. Pursuant to General Instruction E to Form S-8, the registration fee is calculated only with respect to the 10,000,000 additional securities registered under the 2012 Plan hereunder.

EXPLANATORY NOTE

CytoDyn Inc. (the “Company”) filed a Registration Statement on Form S-8 (File No. 333-186920) with the Securities and Exchange Commission (the “SEC”) on February 27, 2012 to register 3,000,000 shares of its common stock, no par value per share (the “Original Registration Statement”) to be issued under the CytoDyn Inc. 2012 Equity Incentive Plan (the “2012 Plan”).

On September 8, 2015, the Company filed a Post-Effective Amendment to the Original Registration Statement to deregister the shares registered thereunder in connection with the Company’s reincorporation into the State of Delaware, and simultaneously filed a new, currently effective Registration Statement on Form S-8 (File No. 333-206813) to register 5,000,000 shares of common stock, par value $0.001 per share, to be issued pursuant to the 2012 Plan (the “Second Registration Statement”).

On March 18, 2016, the Company’s stockholders approved an increase in the number of shares of Common Stock available under the 2012 Plan from 5,000,000 to 7,000,000. On August 24, 2017, the Company’s stockholders approved another amendment to the 2012 Plan to increase the number of shares of Common Stock available from 7,000,000 to 15,000,000.

The Company is filing this current Registration Statement on Form S-8 (the “New Registration Statement”) for the purpose of registering an additional 10,000,000 shares of Common Stock, par value $0.001 per share, to be issued under the 2012 Plan, as amended, pursuant to General Instruction E on Form S-8 (Registration of Additional Securities). Following the filing of the New Registration Statement, there will be an aggregate of 15,000,000 shares of Common Stock registered to be issued under the 2012 Plan.

Pursuant to General Instruction E of Form S-8, the contents of the Second Registration Statement (File No. 333-206813) are hereby incorporated by reference and made a part hereof.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The SEC allows us to “incorporate” into this registration statement information we file with other documents. This means that we may disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this registration statement, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this registration statement:

•	Our Annual Report on Form 10-K, as amended, for the fiscal year ended May 31, 2017, filed with the SEC on July 20, 2017, as amended on July 27, 2017;

•	Our Quarterly Reports on Form 10-Q for the fiscal periods ended August 31, 2017 and November 30, 2017, filed with the SEC on October 10, 2017 and January 8, 2018, respectively;

•	Our Proxy Statements on Schedule 14A filed with the SEC on July 24, 2017 and October 2, 2017;

•	Our Current Reports on Form 8-K filed with the SEC on June 2, 2017, June 22, 2017, July 7, 2017, July 14, 2017, July 31, 2017, August 9, 2017 (except as to any portion deemed furnished and not filed), August 21, 2017 (except as to any portion deemed furnished and not filed), August 25, 2017, September 6, 2017, September 8, 2017, October 5, 2017 (except as to any portion deemed furnished and not filed), October 11, 2017, October 13, 2017 (except as to any portion deemed furnished and not filed), November 2, 2017, November 8, 2017, November 27, 2017, December 6, 2017, December 7, 2017 (except as to any portion deemed furnished and not filed), December 21, 2017, December 29, 2017, January 10, 2018, January 23, 2018, January 31, 2018, February 7, 2018, February 13, 2018, February 20, 2018 (except as to any portion deemed furnished and not filed), March 14, 2018 (except as to any portion deemed furnished and not filed) and March 20, 2018; and

•	The description of our common stock contained in our Registration Statement on Form 10-SB, filed on July 11, 2002, including any amendments thereto or reports filed for the purposes of updating this description (including the Form 8-K filed with the SEC on September 1, 2015, including Exhibit 99.1 thereto).

All documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this registration statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 8.	Exhibits

The exhibits accompanying this registration statement are listed on the accompanying exhibit index.

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Lowenstein Sandler LLP.*

10.1	CytoDyn Inc. 2012 Equity Incentive Plan.*

23.1	Consent of Warren Averett LLC, Independent Registered Public Accounting Firm of CytoDyn Inc.*

23.2	Consent of Lowenstein Sandler LLP (filed as part of Exhibit 5.1).*

24.1	Power of Attorney (contained on signature page to this registration statement on Form S-8).*

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, State of Washington, on March 23, 2018.

CYTODYN INC.

By:	/s/ Nader Z. Pourhassan, Ph.D.
Nader Z. Pourhassan, Ph.D.
Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Michael D. Mulholland
Michael D. Mulholland
Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

KNOW ALL BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Nader Z. Pourhassan and Michael D. Mulholland, and each of them singly, as such person’s true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nader Z. Pourhassan, Ph.D.
Nader Z. Pourhassan, Ph.D.	Chief Executive Officer (Principal Executive Officer)	March 23, 2018

/s/ Michael D. Mulholland
Michael D. Mulholland	Chief Financial Officer (Principal Financial and Accounting Officer)	March 23, 2018

/s/ Anthony D. Caracciolo
Anthony D. Caracciolo	Director	March 23, 2018

/s/ Denis R. Burger, Ph.D.
Denis R. Burger, Ph.D.	Director	March 23, 2018

/s/ Carl C. Dockery
Carl C. Dockery	Director	March 23, 2018

Gregory A. Gould	Director	March 23, 2018

Scott A. Kelly, M.D.	Director	March 23, 2018

A. Bruce Montgomery, M.D.	Director	March 23, 2018

/s/ Jordan G. Naydenov
Jordan G. Naydenov	Director	March 23, 2018